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                                                                     Exhibit 3.2



                           CERTIFICATE OF AMENDMENT
                    TO THE CERTIFICATE OF INCORPORATION OF

                             INTELLISYS DATA, INC.

Intellisys Data, Inc., a Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:


         FIRST: That the Board of Directors of said corporation has adopted by written consent the following resolution:


         RESOLVED, That it is advisable and in the best interest of this Corporation that Article 1 of the Certificate of Incorporation of this Corporation be amended to read in its entirety as follows:

              "FIRST: The name of this Corporation shall be
               IntelliData, Inc."

         SECOND: That said amendment has been consented to and authorized by the holder of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Intellisys Data, Inc., has caused this certificate to be executed and acknowledged by its authorized officer, this 14th day of June, 1996.


                                         By: /s/ Mark E. Nunnelly
                                             ----------------------------
                                             Mark E. Nunnelly